Exhibit 99.1
FOR IMMEDIATE RELEASE
Western Liberty Bancorp Announces its Unaudited Balance Sheet and Shares Outstanding as of December 31, 2009
Las Vegas, Nevada, January 13, 2010 — Western Liberty Bancorp (NYSE AMEX: WLBC) today announced its unaudited balance sheet as of December 31, 2009. WLBC had 10,959,169 shares of its common stock, par value $0.0001 per share, outstanding as of December 31, 2009.

December 31, 2009
(unaudited)
Assets
Cash and cash equivalents	$87,969,242
Prepaid expenses	551,198

$88,520,440

Liabilities and Stockholders’ Equity

Liabilities
Accrued expenses	$628,493

628,493

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 issued and outstanding	1,096
Additional paid-in capital	103,730,471
Deficit accumulated during the development stage	(15,839,620)

87,891,947

$88,520,440

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. Forward looking statements include statements regarding the consummation of the acquisition of Service1st Bank, Western Liberty’s plans for the bank post-closing and the effect of the acquisition on Service1st and the Nevada banking system as a whole. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Western Liberty Bancorp
Western Liberty Bancorp intends to operate as a “new” Nevada financial institution bank holding company upon receiving regulatory approvals and consummating acquisitions in the banking sector. The company currently has an agreement to purchase Service1st Bank of Nevada. The consummation of the acquisition of Service1st Bank is subject to such conditions as are customary for an acquisition of its type, including without limitation, obtaining all applicable governmental and other consents and approvals. The company expects to conduct operations through its wholly-owned banking subsidiary, Service1st Bank, post-acquisition. Western Liberty expects to provide a full range of traditional community banking services focusing on core commercial business in the form of commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. In addition, Western Liberty Bancorp intends to use cash on hand to facilitate additional acquisitions and to fund prudent loan portfolio and deposit base growth.
Company Contact:
Andrew Nelson
Assistant Secretary
Western Liberty Bancorp
(212) 445-7800